SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 12, 2010

MONTVALE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey (State Or Other Jurisdiction Of Incorporation)	001-33088 (Commission File Number)	22-2956711 (IRS Employer Identification No.)

224-S Pegasus Avenue, Northvale, NJ  07647
(Address of Principal Executive Offices)(Zip Code)

(201) 476-9600
Registrant's Telephone Number

Ivivi Technologies, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications  pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications  pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On February 12, 2010, Montvale Technologies, Inc. (formerly known as Ivivi Technologies, Inc.), a New Jersey corporation (the "Company"), completed the sale of substantially all of its assets pursuant to the terms of an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated September 24, 2009, among the Company, Ivivi Technologies, LLC (the "Buyer") and Ajax Capital, LLC ("Ajax"), as amended on November 17, 2009, following approval of such sale by the shareholders of the Company at a Special Meeting of Shareholders of the Company (the "Special Meeting of Shareholders") held on such date.  The Buyer is majority owned and controlled by an irrevocable family trust created by Steven M. Gluckstern, the Company's Chairman, President, Chief Executive Officer and Chief Financial Officer.  Ajax is an entity majority owned and controlled by Mr. Gluckstern.

Pursuant to the terms of the Asset Purchase Agreement, the Company sold substantially all of the assets of the Company to the Buyer, other than cash and certain other excluded assets set forth in the Asset Purchase Agreement, and the Buyer assumed certain specified ordinary course liabilities of the Company as set forth in the Asset Purchase Agreement.  The aggregate purchase price paid to the Company under the terms of the Asset Purchase Agreement was $3,150,000, which is the lesser of (i) $3,150,000 and (ii) the sum of (a) the amount necessary to pay in full the principal, and accrued interest, as of the closing of the transactions contemplated by the Asset Purchase Agreement (the "Closing"), under the Company's loan with Emigrant Capital Corp. ("Emigrant"), which was $2,812,583.33 (the "Loan"), plus (b) $475,000, in each case of foregoing (i) or (ii), minus the amounts of advance payments set forth below.  In accordance with the terms of the Asset Purchase Agreement, the aggregate amount of all advanced payments made by the Buyer to the Company during the period from November 17, 2009 until the Closing, which was $300,000, was credited toward the purchase price, and as of the Closing, no interest thereon is due and payable by the Company. As a result, the Company received only $49,347.79 in cash at closing.

 In connection with the transactions contemplated by the Asset Purchase Agreement, the Company changed its name to Montvale Technologies, Inc. on February 16, 2010, which name change was approved by the Company's shareholders at the Special Meeting of Shareholders (as discussed in Items 5.03 and 8.01 of this Current Report on Form 8-K).

On February 12, 2010, the Company's Board of Directors (the "Board") elected to dissolve the Company as discussed below, which dissolution also was approved by the Company's shareholders at the Special Meeting of Shareholders (as discussed in Items 3.03  and 8.01 of this Current Report on Form 8-K).  The Company expects to receive a response from the New Jersey Economic Development Authority (the "EDA") following the EDA's meeting on March 9, 2010 as to whether or not the Company would be able to sell its tax benefits generated from the Company's net operating losses as described in the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on January 21, 2010 (the “Definitive Proxy Statement”).  In the event the EDA denies the Company's request to sell its tax benefits, which the Company believes is likely based on a recent conversation with the EDA, the Company expects to dissolve the Company as soon as practicable following such determination.  In the event the EDA grants the Company's request, which the Company believes is unlikely, the Company would then continue to operate as described in the Definitive Proxy Statement.

As a result of the sale of substantially all of the assets of the Company and the election by the Board to dissolve the Company as described above, the Company adopted the liquidation basis of accounting as of February 12, 2010 and for the period from February 12, 2010 to such time that the liquidation and dissolution is completed.  Consequently, the financial information disclosures normally required in a Current Report on Form 8-K with respect to pro forma financial information has been excluded on the basis that such pro forma information would not provide meaningful benefit to the reader or additional insight into the transaction. Principally, the liquidation basis of accounting requires that assets and liabilities be carried at their net-realizable value as determined by the proceeds such assets ultimately bring to the Company upon their disposition, and the cash outflows that should be realized by the Company regarding liability settlements during the liquidation process. Based on the Company’s liabilities substantially exceeding the potential maximum net-proceeds realizable from the sale of its assets, after the potential settlement of such liabilities, there will be no residual funds available for distribution to shareholders, with such circumstances significantly influencing the formation of the basis for the Company’s decision to exclude the pro forma financial information. With respect to pro forma liquidation basis financial information currently available that substantially meets the requirements of such information as excluded from this Current Report on Form 8-K, the Company refers readers to the Definitive Proxy Statement and the pro forma information included therein.

As a result of the Company's financial position, the Company will not be filing its Quarterly Report on Form 10-Q for the nine months ended December 31, 2009 and does not expect to file any additional reports other than a Current Report on Form 8-K to disclose the conclusion of the EDA with respect to the Company's tax assets.

The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, dated September 24, 2009, among the Company, the Buyer and Ajax, which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 24, 2009, and Amendment No. 1 to the Asset Purchase Agreement, dated November 17, 2009, among the Company, the Buyer and Ajax , which is attached as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November  19, 2009, both of which are incorporated herein by reference.  The Asset Purchase Agreement has been incorporated by reference to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Asset Purchase Agreement are qualified by information in confidential disclosure schedules provided by the Company to the Buyer in connection with the signing of the Asset Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Moreover, certain representations and warranties in the Asset Purchase Agreement were used for the purpose of allocating risk between the Company and the Buyer, rather than establishing matters as fact. Accordingly, you should not rely on the representations and warranties in the Asset Purchase Agreement as characterizations of the actual state of facts about the Company.

Item 3.03.  Material Modification to Rights of Security Holders

On February 12, 2010, the Board elected to dissolve the Company as soon as practicable following the determination by the EDA to deny the Company's request to sell its tax benefits (as described in Item 2.01 of this Current Report on Form 8-K); provided, however if the EDA grants the Company's request, which the Company believes is unlikely, the Company would then continue to operate as described in the Definitive Proxy Statement.  The dissolution of the Company and related plan of dissolution and liquidation was approved by the Company's shareholders at the Special Meeting of Shareholders.  In order to accomplish the dissolution in the event the EDA denies the Company's request to sell its tax benefits, the Company intends to file a certificate of dissolution with the New Jersey Department of Treasury.  After the certificate of dissolution is filed, the Company will thereafter conduct business operations only to the extent necessary to wind up its business affairs, terminate commercial agreements and relationships and withdraw from any jurisdiction in which the Company is qualified to do business, sell its remaining assets, if any, settle and pay or attempt to adequately provide for the payment of all of its liabilities, establish a contingency reserve designed to settle and pay any additional liabilities, including contingent liabilities and expenses of the dissolution and liquidation and make distributions to shareholders, to the extent there are any remaining assets, which the Company does not expect, in accordance with the plan of dissolution and liquidation.

The foregoing description of the Company's plan of dissolution and liquidation is qualified in its entirety by the Company's plan of dissolution and liquidation, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

           On February 12, 2010, each of Steven M. Gluckstern, Kenneth S. Abramowitz, Pamela J. Newman, David Saloff and Jeffrey A. Tischler resigned as a director of the Company.  In addition, Mr. Gluckstern resigned as Chairman of the Board of the Company, President, Chief Executive Officer and Chief Financial Officer and Mr. Saloff resigned as Executive Vice President-Sales and Marketing and Chief Development Officer of the Company.  As a result, Andre' DiMino agreed to serve as the Company's sole director and to serve as the Chief Executive Officer and Chief Financial Officer of the Company.  All other officers of the Company also resigned. At the time of their respective resignations, Mr. Abramowitz served on the Audit Committee and the Compensation Committee of the Board, Mr. Tischler served on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and Ms. Newman served on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 16, 2010, the Company filed with the New Jersey Department of Treasury a Certificate of Amendment to its Restated Certificate of Incorporation (the "Certificate of Amendment") to change its name from "Ivivi Technologies, Inc." to "Montvale Technologies, Inc.", which was approved by the shareholders of the Company at the Special Meeting of Shareholders.

The foregoing description of the Certificate of Amendment in its entirety by the Certificate of Amendment, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01.  Other Events.

The Company held its Special Meeting of Shareholders on February 12, 2010.  There were 11,241,033 shares of the Company’s common stock outstanding and entitled to vote as of January 8, 2010, the record date for the Special Meeting of Shareholders.  There were present at the Special Meeting of Shareholders, in person or by proxy, stockholders holding an aggregate of 6,421,412 shares of the Company’s common stock, which represented approximately 57.1% of the total capital stock outstanding and entitled to vote.

The matters voted upon at the Special Meeting of Shareholders and the results of the voting at the Special Meeting of Shareholders are set forth below:

(i)  With respect to the proposal to approve the sale of substantially all of the assets of the Company pursuant to the Asset Purchase Agreement, the votes cast by the holders of the Company’s common stock were as follows:  6,305,254 shares were voted in favor; 116,158 shares were voted against; and 0 shares abstained from voting on the proposal.  There were no broker non-votes with respect to this proposal.

(ii)  With respect to the proposal to approve the amendment to the Company’s Restated Certificate of Incorporation to change the name of the Company, the votes cast by the holders of the Company’s common stock were as follows:  6,290,684 shares were voted in favor; 119,941 shares were voted against; and 10,787 shares abstained from voting on the proposal.  There were no broker non-votes with respect to this proposal.

(iii)  With respect to the proposal to approve the Company’s dissolution and the related plan of dissolution and liquidation, in the event the Board were to elect to dissolve the Company following the Closing, the votes cast by the holders of the Company’s common stock were as follows:  6,294,293 shares were voted in favor; 116,332 shares were voted against; and 10,787 shares abstained from voting on the proposal.  There were no broker non-votes with respect to this proposal.

(iv)  With respect to the proposal to approve the adjournment of the Special Meeting of Shareholders if necessary or appropriate to solicit additional proxies in the event there were insufficient votes to approve the sale of substantially all of the assets of the Company contemplated by the Asset Purchase Agreement, the votes cast by the holders of the Company’s common stock were as follows: 6,297,050 shares were voted in favor; 108,975 shares were voted against; and 15,387 shares abstained from voting on the proposal.  There were no broker non-votes with respect to this proposal.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number             Description

2.1	Plan of Dissolution and Liquidation of the Company.

3.1	Certificate of Amendment to Restated Certificate of Incorporation of the Company, filed with the New Jersey Department of Treasury on February 16, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IVIVI TECHNOLOGIES, INC.

By:	/s/ Andre' DiMino
Name: Andre' DiMino
Title: Chief Executive Officer and Chief Financial Officer

Date:  February 16, 2010